Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax:     (441) 292-5280

Contact:	David Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL REPORTS FIRST QUARTER 2008 NET INCOME AVAILABLE TO
ORDINARY SHAREHOLDERS OF $211.9 MILLION, OR $1.20 PER ORDINARY SHARE

First Quarter Highlights

•	“Net income excluding net realized gains and losses”[1] was $276.9 million, or $1.57 per ordinary share
•	Combined ratio from P&C operations was 93.6% for the quarter
•	Return on ordinary shareholders’ equity, based on “net income excluding net realized gains and losses” [1], was 12.9% for the quarter
•	Basic and diluted book value per ordinary share was $46.11 at March 31, 2008

HAMILTON, BERMUDA, April 22, 2008 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended March 31, 2008 of $211.9 million, or $1.20 per ordinary share, compared with $549.7 million, or $3.06 per ordinary share, for the quarter ended March 31, 2007.  The reduction in net income of $337.8 million is due primarily to the following:

•	A decrease in net income from investment affiliates of $107.1 million
•	Net realized losses on investments of $102.3 million, as compared to a gain of $9.3 million in the prior year quarter
•	A decrease in underwriting profit from Property and Casualty operations of $52.4 million
•	An increase in foreign exchange losses of $44.2 million
•	A decrease in net income from financial operating affiliates of $39.6 million

1 Defined as net income available to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for Security Capital Assurance Ltd (“SCA”) and the Company’s other insurance company operating affiliates, herein referred to as “net income excluding net realized gains and losses.” “Net income excluding net realized gains and losses” is a non-GAAP measure.   See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of net income/loss excluding net realized gains and losses to net income available to ordinary shareholders.

“Net income excluding net realized gains and losses”1 for the first quarter of 2008 was $276.9 million, or $1.57 per ordinary share, compared with $540.0 million, or $3.01 per ordinary share, for the prior year quarter.

Annualized return on ordinary shareholders' equity was 9.9% and 22.7% for the three months ended March 31, 2008 and 2007, respectively. Return on ordinary shareholders' equity, based on net income excluding net realized gains and losses was 12.9% and 22.3% for the three months ended March 31, 2008 and 2007, respectively.

At March 31, 2008, diluted and basic book value per ordinary share was $46.11, as compared to diluted book value of $50.29 and basic book value of $50.30 as at December 31, 2007.  The decrease is due primarily to the increase in the net unrealized losses on investments, which has more than offset net income and positive currency translation adjustments.

Commenting on the current quarter results, President, Chief Executive Officer and Acting Chairman Brian M. O’Hara said: “Although XL is steadily navigating through some extremely difficult global credit market conditions, which is reflected in our lower investment performance relative to the outstanding results in the prior year quarter, we have still achieved another solid performance from our Insurance, Reinsurance, and Life operations.”

SEGMENT HIGHLIGHTS – FIRST QUARTER 2008 VERSUS FIRST QUARTER 2007

Insurance

Underwriting profit for the quarter ended March 31, 2008 was $40.7 million compared with $116.8 million in the prior year quarter.  Included in the current quarter’s underwriting results is net favorable prior year development of $17.3 million, as compared with $20.2 million in the prior year quarter.

•
Gross premiums written increased 3.1% primarily due to higher levels of long-term agreements, positive foreign exchange movements, favorable customer retention, and selective writing of new business.  These increases have been partially offset by the decline in premium rates across most lines and lower premiums from the run off of ICAT.

•	Net premiums earned decreased 4.1% mainly as a result of an increase in ceded premiums of $41.0 million related to the purchase of an adverse development cover related to our Lloyd’s operations.

•
The combined ratio was 96.7% compared with 89.2% for the prior year quarter.  The loss ratio excluding the impact of net prior year development for the current and prior year quarter was 69.6% and 63.5%, respectively.  The increase in the loss ratio reflects an increase in property risk and catastrophe losses in the current quarter relative to the prior year quarter, as well as the effect of the decline in premium rates.

Reinsurance

Underwriting profit for the quarter ended March 31, 2008 was $67.4 million compared with $43.6 million for the prior year quarter.  Included in the current quarter’s underwriting results is net favorable prior year development of $49.7 million, as compared with $44.5 million in the prior year quarter.

•
Gross premiums written decreased by 22.0% due principally to selective treaty cancellations and competitive market conditions.  Favorable foreign exchange movements offset the impact of timing differences on certain large contracts.

•
Net premiums earned decreased marginally by 0.4% primarily due to lower net premiums written in previous quarters that have been partially offset by the earned impact of the decrease in the cession rate to Cyrus Re.

•
The combined ratio was 87.8% compared with 92.0% in the prior year quarter.  The loss ratio excluding the impact of net prior year development for the current and prior year quarter was 67.2% and 71.9%, respectively.  The decrease in the loss ratio is due mainly to a lower level of property catastrophe losses in the current quarter relative to the prior year quarter that included Windstorm Kyrill.

Life Operations

Gross premiums written were $235.0 million compared with $213.3 million in the prior year quarter.  The contribution to earnings from life operations was $27.4 million as compared with $23.1 million in the first quarter last year, due mainly to business growth, higher net investment income and favorable foreign exchange movements.

Investment Operations

Net investment income from P&C operations, excluding investment income from Structured Products, decreased 2.0% from the prior year period to $308.0 million primarily due to lower investment yields.  Net income from investment affiliates was $11.8 million in the first quarter of 2008 compared with $118.9 million in the first quarter of 2007.  Net income from investment manager affiliates was $12.9 million as compared with $37.4 million for the prior year period.

Net realized losses on investments were $102.3 million in the current quarter.  This includes charges of $114.8 million for “other than temporary impairments.”

Net unrealized losses on investments, net of tax, were $1.4 billion at March 31, 2008 compared with net unrealized losses, net of tax of $332.5 million at December 31, 2007. The increase in net unrealized losses of $1.1 billion for the quarter was substantially due to continuing widening credit spreads on corporate and structured credit investments, and unfavorable foreign exchange rate movements, partially offset by declines in interest rates.

Total investments available for sale decreased from $36.3 billion at December 31, 2007 to $32.2 billion at March 31, 2008 due mainly to asset sales to fund the redemption of the Company’s muni-GIC liabilities.

Other Items

Total operating expenses were $263.8 million for the first quarter 2008, a decrease from $280.5 million in the prior year quarter. The decrease is primarily due to the inclusion of $24.1 million of operating expenses of SCA in the prior year quarter.

The quarter ended March 31, 2008 includes a foreign exchange loss of $67.7 million as compared with a loss of $23.6 million in the prior year quarter.  The current quarter loss is primarily driven by the significant decline of the U.S. Dollar against most European currencies.  The overall impact of foreign exchange movement has been accretive to shareholders’ equity, as the foreign exchange loss in the current quarter was more than offset by currency translation gains.

The quarter ended March 31, 2007 included $23.5 million of net income from SCA as a consolidated subsidiary and $11.1 million of income from XL’s share of earnings from Primus Guaranty Ltd (“Primus”).  The current quarter includes a charge of $4.8 million related to the unwinding of the discounted loss reserves ceded by SCA and no equity earnings from SCA or Primus.

The Company declared a semi-annual dividend of $32.50 per share on the Company’s Fixed/Floating Series E Perpetual Non-Cumulative Preference Shares on February 22, 2008.  The dividend was paid on April 15, 2008.

#    #    #

The Company will host a conference call to discuss its First Quarter 2008 results on Wednesday, April 23, 2008 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast.  To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474, Conference ID# 41008704.  The webcast will be available on XL’s website located at www.xlcapital.com and will be archived on this site from approximately 1:00 p.m. Eastern time on April 23, 2008 through midnight Eastern time on May 23, 2008.

A telephone replay of the conference call will be available beginning at approximately 1:00 pm. Eastern time on April 23, 2008 until midnight Eastern time on May 14, 2008 dialing (800) 642-1687 or (706) 645-9291, Conference ID # 41008704.  An unaudited financial supplement relating to the Company’s First Quarter 2008 results is available on its website located at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.  As of March 31, 2008, XL Capital Ltd had consolidated assets of $54.8 billion and consolidated shareholders’ equity of $9.3 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) greater risk of loss in connection with obligations guaranteed by certain of our insurance company operating affiliates due to recent deterioration in the credit markets stemming from the poor performance of sub-prime residential mortgage loans; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments, including further volatility, in the world’s credit, financial and capital markets that adversely affect the performance of XL's investments or access to such markets, including but not limited to, further market developments relating to sub-prime and residential mortgages; (e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL's most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended
Income Statement Data:	March 31
	(Unaudited)
	2008	2007
Revenues:		(Note 1)
Gross premiums written :
- P&C operations	$2,700,894	$2,954,292
- Life operations	234,958	213,275
- Financial operations	-	104,958

Net premiums written :
- P&C operations	2,136,553	2,398,007
- Life operations	224,213	202,938
- Financial operations	-	84,725

Net premiums earned :
- P&C operations	1,552,780	1,597,671
- Life operations	159,582	146,994
- Financial operations	-	46,379
Net investment income	499,229	553,092
Net realized (losses) gains on investments	(102,251)	9,292
Net realized and unrealized gains on derivative instruments	44,682	7,741
Net income from investment affiliates	11,799	118,936
Fee and other income	8,291	3,337
Total revenues	$2,174,112	$2,483,442
Expenses:
Net losses and loss expenses incurred	$1,000,893	$994,787
Claims and policy benefits	196,299	188,343
Acquisition costs	266,297	259,951
Operating expenses	263,824	280,503
Exchange losses	67,745	23,569
Interest expense	124,112	142,791
Amortization of intangible assets	420	420
Total expenses	$1,919,590	$1,890,364

Net income before minority interest, income tax
and net income from operating affiliates	$254,522	$593,078

Minority interest in net income of subsidiary	-	14,898
Income tax	30,702	72,755
Net (income) from operating affiliates	(20,553)	(57,082)

Net income	$244,373	$562,507
Preference share dividends	(32,500)	(12,789)
Net income available to ordinary shareholders	$211,873	$549,718

Note 1: Certain amounts in 2007 have been represented to conform with the current period presentation.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(Shares in thousands, except per share amounts)

	Three Months Ended
Income Statement Data (continued) :	March 31
	(Unaudited)
	2008	2007
		(Note 1)

Weighted average number of ordinary shares and ordinary share equivalents :

Basic	176,336	178,772
Diluted	176,827	179,601

Per Share Data:
Net income available to ordinary shareholders	$1.20	$3.06

Ratios – P&C operations :
Loss ratio	64.5%	62.3%
Expense ratio	29.1%	27.9%

Combined ratio	93.6%	90.2%

Note 1: Certain amounts in 2007 have been represented to conform with the current period presentation.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data:	As at	As at
	March 31, 2008	December 31, 2007
	(Unaudited)

Total investments available for sale	$32,221,387	$36,265,803

Cash and cash equivalents	3,904,966	3,880,030

Investments in affiliates	2,508,796	2,611,149

Unpaid losses and loss expenses recoverable	4,664,039	4,697,471

Total assets	54,801,075	57,762,264

Unpaid losses and loss expenses	23,365,213	23,207,694

Deposit liabilities	3,888,731	7,920,085

Future policy benefit reserves	6,907,053	6,772,042

Unearned premiums	5,531,248	4,681,989

Notes payable and debt	2,868,980	2,868,731

Total shareholders’ equity	9,255,351	9,948,142

Diluted book value per ordinary share	$46.11	$50.29

Basic book value per ordinary share	$46.11	$50.30

XL CAPITAL LTD
RECONCILIATION
The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity for the three months ended March 31, 2008 and 2007 (U.S. dollars in thousands, except per share amounts):

	Three Months Ended
	March 31
	(Unaudited)
	2008	2007
		(Note 1)
Net income available to ordinary shareholders	$211,873	$549,718

Net realized losses (gains) on investments, net of tax	98,377	(13,042)

Net realized and unrealized losses (gains) on investment derivatives, net of tax	(34,120)	(4,694)

Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	57	11,410

Net realized and unrealized losses (gains) on investments and derivatives of the Company's insurance company operating affiliates	680	(3,385)

Net income excluding net realized gains and losses (Note 2)	$276,867	$540,007

Per ordinary share results:
Net income available to ordinary shareholders	$1.20	$3.06

Net income excluding net realized gains and losses (Note 2)	$1.57	$3.01

Weighted average ordinary shares outstanding:
Basic	176,336	178,772
Diluted	176,827	179,601

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$8,601,747	$9,704,357

Net income excluding net realized gains and losses (Note 2)	$276,867	$540,007

Annualized net income excluding net realized gains and losses (Note 2)	$1,107,468	$2,160,028

Annualized Return on Ordinary Shareholders' Equity - Net income excluding net realized gains and losses (Note 2)	12.9%	22.3%

Note 1: Certain amounts in 2007 have been represented to conform with the current period presentation.

Note 2 : Defined as "net income available to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for SCA and the Company's other insurance company operating affiliates."

Comment on Regulation G

This press release contains the presentation of (i) net income (loss) excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, and (ii) annualized return on ordinary shareholders’ equity (based on net income minus the Exclusions) to average ordinary shareholders’ equity.  These items are “non-GAAP financial measures” as defined in Regulation G.  The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of ‘net income excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other-than-temporary declines in value without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions.

In addition, with respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax, for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is dependant upon, among other things, the achievement of the Company’s performance goals to enhance shareholder value which include ROE (minus the Exclusions).